UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EINSTEIN NOAH RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3690261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood Colorado 80228	(303) 568-8000
(Address of Principal Executive Offices) (Zip Code)	(Registrant’s telephone number, including area code)

Jeffrey J. O’Neill Stock Award Agreement

(Full title of the plan)

Jill B.W. Sisson, Esq.

General Counsel and Secretary

Einstein Noah Restaurant Group, Inc.

555 Zang Street, Suite 300

Lakewood, CO  80228

(303) 568-8000

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Jeffrey J. O’Neill Stock Award Agreement, common stock, par value $0.001 per share	63,776	$5.88	$375,002.88	$14.74

(1)           Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement (this “Registration Statement”) also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)           Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the closing sale price of the registrant’s common stock as reported on the NASDAQ Global Market on January 9, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information *

Item 2. Registration Information and Employee Plan Annual Information *

* In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement for offers of common stock pursuant to the Jeffrey J. O’Neill Stock Award Agreement. The information required by Part I is included in documents sent or given to the participant in the plan registered hereunder pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by Einstein Noah Restaurant Group, Inc. (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a)                                  the Company’s latest Annual Report on Form 10-K for the fiscal year ended January 1, 2008;

(b)                                 the Company’s Quarterly Reports on Form 10-Q for the quarters ended April 1, 2008, July 1, 2008, and September 30, 2008;

(c)                                  the Company’s Current Reports on Form 8-K as filed with the SEC on April 24, 2008, May 7, 2008, May 8, 2008, May 9, 2008, May 12, 2008, August 6, 2008, August 7, 2008, August 12, 2008, September 3, 2008, November 6, 2008, November 7, 2008, November 25, 2008 and December 9, 2008; and

(d)                                 the description of the Company’s common stock set forth in the Registration Statement on Form 8-A filed with the Commission on June 5, 2008, and any amendment or report filed for the purpose of updating that description.

All reports and other documents subsequently filed with the Commission by the registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5. Interests of Named Experts

Not applicable.

Item 6.  Indemnification of Directors and Officers

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Article Twelfth of the Company’s Restated Certificate of Incorporation, as amended, eliminates the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except for liabilities related to (a) any breach of a director’s duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) a violation under Section 174 of the DGCL or (d) any transaction from which a director derives an improper personal benefit.

Section 145 of the DGCL permits the Company to indemnify its directors and officers.  In addition, Article Eleventh of the Company’s Restated Certificate of Incorporation, as amended, and Article 6 of the Company’s Third Amended By-Laws, as amended, require the Company to indemnify any current or former directors or officers to the fullest extent permitted by the DGCL.

The Company carries policies of insurance which cover the individual directors and officers of the Company for legal liability and which would pay on behalf of the Company for expenses of indemnification of directors and officers.

Item 7. Exemptions from Registration Claimed

Not applicable.

Item 8. Exhibits

(a)                                  The following exhibits are submitted herewith or incorporated by reference herein.

Exhibit No.	Exhibit
4.7	Jeffrey J. O’Neill Stock Award Agreement
5.1	Opinion of Holme Roberts & Owen LLP
23.1	Consent of Grant Thornton LLP
23.2	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)
24.1	Power of Attorney - Jeffrey J. O’Neill
24.2	Power of Attorney - Richard P. Dutkiewicz
24.3	Power of Attorney - Michael W. Arthur
24.4	Power of Attorney - E. Nelson Heumann
24.5	Power of Attorney - Frank C. Meyer
24.6	Power of Attorney - Thomas J. Mueller
24.7	Power of Attorney - S. Garrett Stonehouse, Jr.

Item 9. Undertakings

a.             The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs a.(1)(i) and a.(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on this 9th day of January, 2009.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	*
Jeffrey J. O’Neill, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Director	January 9, 2009
Jeffrey J. O’Neill	(Principal Executive Officer)

*	Chief Financial Officer	January 9, 2009
Richard P. Dutkiewicz	(Principal Financial and Accounting Officer)

*	Director
Michael W. Arthur		January 9, 2009

*	Director
E. Nelson Heumann		January 9, 2009

*	Director
Frank C. Meyer		January 9, 2009

*	Director
Thomas J. Mueller		January 9, 2009

*	Director
S. Garrett Stonehouse, Jr.		January 9, 2009

* /s/ Jill B.W. Sisson
By: Jill B.W. Sisson, Attorney-in-fact